Exhibit 4.2

Rules

of

The Millicom International Cellular S.A.

Long Term Incentive Plan

Approved by the Compensation Committee

(upon delegation by the Board of Directors)

16 June 2009

Contents

1	Interpretation	1
2	Grants under the Performance Share Plan	3
3	Performance Conditions Applicable to Performance Shares Awards	5
4	Grants under the Deferred share Plan	6
5	Vesting	8
6	Cessation of employment	8
7	Corporate events	10
8	Lapse of Award	11
9	Variation of share capital	11
10	Share capital limit	12
11	Shares issued under Plan	12
12	Tax and social security withholding	12
13	Contractual rights	13
14	Administration	13
15	Amendments	14
16	Notices	15
17	Governing law and jurisdiction	15
First Schedule: The Holding Conditions under the Performance Share Awards
Second Schedule: The Performance Conditions for Performance Share Awards
Third schedule: The Vesting Schedule for Deferred Share Awards
Fourth schedule: The Grant Size Percentages for Performance Share Awards
Fifth schedule: The Grant Size Percentages for Deferred Share Awards

Rules of the Millicom International Cellular S.A. Long Term Incentive Plan

1	Interpretation

1.1       Definitions

In these Rules, unless the context otherwise requires, the following words and expressions have the meanings indicated below.

Annual Base Salary
The annual gross or net, depending on the contractual terms, guaranteed cash amount to which an Eligible Employee is entitled, whether the amount is paid in one, 12 or more instalments per year, excluding (for the clarity sake) all benefits, perquisites, pension allowances, car allowances, housing allowances, school fees, variable pay and/or bonus;

Award	a Performance Share Award or a Deferred Share Award;

Award Notice	the notice sent by the Company to an Eligible Employee in respect of the grant of an Award;

Board	the board of directors of the Company;

CEO	the Company's Chief Executive Officer;

Company
Millicom International Cellular S.A., incorporated under the laws of Luxembourg, registered with the Luxembourg Register of Trade and Companies under number B 40630, having its registered office located at 15, rue Léon Laval, L-3372 Leudelange, Luxembourg;

Compensation Committee	the Company's Compensation Committee to whom the Board delegated certain authority notably with respect to this Plan;

Control
in relation to a company, means the power of a person to secure that the affairs of that company are conducted in accordance with the wishes of that person:

(a)        by means of the holding of shares or the possession of voting power in or in relation to that or any other company, whether directly or indirectly, or

(b)        by virtue of any powers conferred by the articles of association or other document regulating that or any other company, or by contract or otherwise.

Controlling Shareholder	Investment AB Kinnevik and any of its subsidiaries or affiliates which jointly Control the Company;

Deferred Share	a Share granted to a Participant under the Deferred Share Plan;

Deferred Share Award	a conditional right to be granted Shares by the Company under Rule 4;

Deferred Share Plan	the sub-plan of the Plan which provides for the grant of

Deferred Share Awards to Eligible Employees;

Eligible Employee	a director (other than a non-executive director) or a bonafide employee of any member of the Group;

Grant Date	the date on which the Award granted to the Eligible Employee is effective as indicated in the Award Notice;

Group	the Company and any company under the Control of the Company (including joint Control with another company) from time to time and “member of the Group” shall be construed accordingly;

Last Year Annual Base Salary
the Annual Base Salary that was effectively paid to the Eligible Employee during the immediately preceding full calendar year.  For practical reasons the Company can in its absolute discretion calculate the Last Year Annual Base Salary by multiplying the December monthly guaranteed cash amount of the preceding calendar year by 12 or more instalments as applicable.

Market Value	of a Share on any day, the closing price of a Share as quoted on the Nasdaq Stock Market for the dealing day immediately preceding such day

New Annual Base Salary	The Annual Base Salary of the Eligible Employee as defined end of March of the year of grant;

New Hires	Eligible Employees with effective employment starting during or after the immediately preceding full calendar year but before April 1 of the year of grant;

New Promotions	Eligible Employees with the first date of effectiveness of the promotion during or after the immediately preceding full calendar year but before April 1 of the year of grant;

Participant	an individual who holds a subsisting Award or, where the context permits, his legal personal representatives;

Performance Conditions	the performance conditions which determine the extent of Vesting of a Performance Share Award in accordance with Rule 3;

Performance Period	the period determined by the Compensation Committee and specified in the Award Notice over which the Performance Conditions normally apply;

Performance Share Award	a conditional right to be granted Shares by the Company under Rule 2;

Performance Share Plan	the sub-plan of the Plan which provides for the grant of Performance Share Awards to Eligible Employees;

Plan	the Millicom International Cellular S.A. Long Term Incentive Plan constituted by these Rules as amended from time to time;

Share Grant Price	an amount equal to the average of the closing prices of a Share, as so quoted on the Nasdaq Stock Market, for the three first dealing days of the relevant calendar year;

Shares	common shares in the capital of the Company with a par value of US $1.50 each, or any securities representing them;

Unrestricted Shares
Shares owned by an Eligible Employee, including Shares which he has been granted through any employee share plan operated by the Company, but excluding any Shares which are still subject to restrictions under the terms of any such employee share plan;

Variation
any material variation of the share capital of the Company, including but without limitation a capitalisation issue, rights issue, rights offer and a sub division, consolidation or reduction in the capital of the Company;

Vest	a Participant becoming, in accordance with these Rules, entitled to the Shares subject to an Award and “Vested” and “Vesting” shall be construed accordingly; and

Vesting Date	the date when an Award normally Vests, pursuant to Rule 5

1.2       Construction

In these Rules, unless otherwise specified:

(a)	the contents and headings are inserted for ease of reference only and do not affect their interpretation;

(b)
save as provided for by law a reference to writing includes any mode of reproducing words in a legible form and reduced to paper or electronic format or communication including, for the avoidance of doubt, correspondence via e-mail;

(c)	the singular includes the plural and vice-versa and the masculine includes the feminine; and

(d)	a reference to a statutory provision includes any statutory modification, amendment or re-enactment thereof.

2	Grants under the Performance Share Plan

2.1       Grant offer

Subject to these Rules, the Compensation Committee shall determine in its absolute discretion during which calendar year an offer for the grant of Performance Share Awards shall be made, the Eligible Employees to whom such offer shall be made and the terms governing the offer for the grant of such Awards.

2.2       Grant Size

As a rule, the grant size will be determined by the Compensation Committee as a percentage of Last Year Annual Base Salary and will be on a nominative basis or on a job title or job level basis.  The percentage will be applied to the New Annual Base Salary.  The percentages will be determined by the Compensation Committee at its absolute discretion from time to time.  The initial percentages are set out in the Fourth Schedule to these Rules.

New Hires and New Promotions will be taken into consideration without a pro rata applied.  Eligible Employees with effective employment date after 31 March of the year of grant will not participate.  Promotions of Eligible Employees after 31 March of the year of grant will not be taken into consideration.

2.3       Individual limit

No offer for the grant of a Performance Share Award shall be made to an Eligible Employee if as a result:

(a)
the aggregate Share Grant Price of the Shares subject to all Share Awards to be granted to him during the same calendar year under the Plan (taking the Share Grant Price at the Grant Date for each Award) would exceed 200 per cent of his New Annual Base Salary, or

(b)	the share capital limit in Rule 10 would be exceeded.

2.4       Procedure for grant of Awards and Grant Date

Except in case the Compensation Committee determines the size of the grant to a named Eligible Employee, within the rules of this Plan and within the limits of the grant size defined as a percentage by the Compensation Committee, the CEO of the Company shall have the discretionary power to decide whether a grant offer will be made to an Eligible Employee, including New Hires and New Promotions,.

With the timing at the discretion of the CEO, the Company shall inform such Eligible Employee by a notice in writing of such offer in accordance with rule 2.5.

The offer for the grant of the Performance Share Award will automatically be considered as accepted by the Eligible Employee unless refused in writing by such Eligible Employee within 28 calendar days after the notice has been given to the Eligible Employee (as determined in accordance with Rule 16.1).

2.5       Contents of Award Notice

An Award Notice for a Performance Share Award shall specify the following:

(a)	the Grant Date;

(b)	the number of Shares subject to the Award;

(c)	the date on which the Award will normally Vest, which shall be on January 1 of the third year following the year of grant and

(d)	the Performance Period, the Performance Conditions and any further conditions applicable to the Award.

2.6       Right to refuse Awards

In the event that an Eligible Employee, to whom an offer for the grant of a Performance Share Award is made, refuses such offer for whatever reason within the period set out in rule 2.4, the Award shall automatically and without exception be treated, for the purpose of the Plan, as never having been granted. For the avoidance of doubt, no consideration shall be due from the Company to the Eligible Employee for any such refusal.

2.7       Awards non-transferable

A Performance Share Award shall be personal to the Participant and, subject to Rule 6.2, shall not be capable of being transferred, charged or otherwise alienated and shall lapse immediately if the Participant purports to transfer, charge or otherwise alienate the Award.

2.8       Participant’s rights over Shares subject to Performance Share Award

For the avoidance of doubt, a Participant shall not become the legal or beneficial owner of the Shares subject to his Performance Share Award until such Shares are issued or transferred to him (or his nominee) by or on behalf of the Company, and until that date the Participant shall not be entitled to any voting, dividend, transfer or other rights attaching to the Shares subject to such Award.

2.9       Holding period

Any Shares issued or transferred to a Participant (or his nominee) under a Performance Share Award may be subject to a holding condition as determined by the Compensation Committee at its absolute discretion from time to time. The initial holding conditions are set out in the First Schedule to these Rules.

3	Performance Conditions Applicable to Performance Shares Awards

3.1       Imposition of Performance Conditions

On the grant of a Performance Share Award, the Compensation Committee shall impose Performance Conditions and any further conditions on Vesting which the Compensation Committee determines to be appropriate.  Such conditions shall be set out in, or attached in the form of a schedule to the Award Notice.  The initial Performance Conditions for the first Performance Share Awards shall be those set out in the Second Schedule to these Rules.  The Compensation Committee may change the Performance Conditions subject t Rule 3.2.

3.2       Substitution, variation or waiver of Performance Conditions

If an event occurs which causes the Compensation Committee to consider that the Performance Conditions or any further conditions imposed under Rule 3.1, subject to which an Award has been granted, are no longer appropriate, the Compensation Committee may substitute, vary or waive the terms and conditions with respect to the Performance Conditions or the further conditions in such manner as:

(a)	is reasonable in the circumstances;

(b)	the Performance Conditions remain challenging and are aligned with the interests of the Company; and

(c)	except in the case of waiver, produces a fairer measure of performance and is not materially less difficult to satisfy than were the Performance Conditions immediately before such event occurred.

The Award shall then take effect with respect to the Performance Conditions or the further conditions as so substituted, varied or waived.

3.3       Notification of Participants

The Company shall, as soon as reasonably practicable, notify each Participant concerned of any substitution, variation or waiver of the Performance Conditions or further conditions made by the Compensation Committee under Rule 3.2 and explain how it affects his Award.

4	Grants under the Deferred share Plan

4.1       Invitation decisions

Subject to these Rules, the Compensation Committee shall determine in its absolute discretion when an offer for the grant of Deferred Share Awards shall be made, the Eligible Employees to whom such offer shall be made and the terms governing the offer for the grant of such Awards.

4.2       Grant Size

As a rule, the grant size will be determined by the Compensation Committee as a percentage of Last Year Annual Base Salary and will be on a nominative basis or on a job title or job level basis.  The percentage will be applied to the Last Year Annual Base Salary.  The percentages will be determined by the Compensation Committee at its absolute discretion from time to time.  The initial percentages are set out in the Fifth Schedule to these Rules.

Except in case the Compensation Committee provides for an exception, New Hires with an effective employment date after the last calendar year will not participate.  New Hires with an effective employment date during the last calendar year will participate on a pro rata basis since the percentage is applied to Last Year Annual Base Salary.  New Promotions after the last calendar year will not be taken into consideration.  New Promotions during the last calendar year will be taken into consideration but Last Year Annual Base Salary will be used.

4.3       Individual limit

No offer for the grant of a Deferred Share Award shall be made to an Eligible Employee if as a result:

(a)
the aggregate Share Grant Price of the Shares subject to all Share Awards to be granted to him during the same calendar year under the Plan (taking the Share Grant Price at the Grant Date for each Award) would exceed 200 per cent of his New Annual Base Salary, or

(b)	the share capital limit in Rule 10 would be exceeded.

4.4       Procedure for grant of Awards and Grant Date

Except in case the Compensation Committee determines the size of the grant to a named Eligible Employee, within the rules of this Plan and within the limits of the grant size defined as a percentage by the Compensation Committee, the CEO of the Company shall have the discretionary power to decide whether a grant offer will be made to an Eligible Employee, including New Hires and New Promotions,.

With the timing at the discretion of the CEO, the Company shall inform such Eligible Employee by a notice in writing of such offer in accordance with rule 4.5.

The offer for the grant of the Deferred Share Award will automatically be considered as accepted by the Eligible Employee unless refused in writing by such Eligible Employee within 28 calendar days after the notice has been given to the Eligible Employee (as determined in accordance with Rule 16.1).

4.5       Contents of Award Notice

An Award Notice for a Deferred Share Award shall specify the following:

(a)	the Grant Date;

(b)	the number of Shares subject to the Award;

(c)
the dates on which the Award will normally Vest which shall be spread out over a three years period  ending on January 1 of the third year following the year of grant in accordance with the vesting scheme as defined by the Compensation Committee and as set out in the third Schedule  to these Rules and possibly amended by new Schedules on a year by year basis; and

(d)	any further conditions applicable to the Award.

4.6       Right to refuse Awards

In the event that an Eligible Employee to whom an offer for the grant of a Deferred Share Award is made refuses such offer for whatever reason within the period set out in rule 3.3, the Award shall automatically and without exception be treated, for the purpose of the Plan, as never having been granted. For the avoidance of doubt, no consideration shall be due from the Company to the Eligible Employee for any such refusal.

4.7       Awards non-transferable

A Deferred Share Award shall be personal to the Participant and, subject to Rule 6.2, shall not be capable of being transferred, charged or otherwise alienated and shall lapse immediately if the Participant purports to transfer, charge or otherwise alienate the Award.

4.8       Participant’s rights over Shares subject to Deferred Share Award

For the avoidance of doubt, a Participant shall not become the legal or beneficial owner of the Shares subject to his Deferred Share Award until such Shares are issued or transferred to him (or his nominee) by or on behalf of the Company, and until that date the Participant shall not be entitled to any voting, dividend, transfer or other rights attaching to the Shares subject to such Award.

5	Vesting

5.1       Vesting of Awards

Subject to Rules 6 and 7, an Award shall Vest on the normal Vesting Date specified on the Award Notice. For Performance Share Awards, the number of Shares in respect of which the Award Vests shall be determined by the Compensation Committee as soon as practicable in accordance with the Performance Conditions and any further conditions imposed under Rule 3.1, in their original form or as substituted or varied from time to time. To the extent that a Performance Share Award has not Vested on the Vesting Date, it shall lapse immediately. The Participant shall become irrevocably entitled to the Shares subject to an Award to the extent that the Award has Vested. Deferred Share Awards shall Vest in accordance with the rules in the Vesting schedule for the Deferred Shares Awards is outlined in the Third Schedule to these Rules.

5.2       Delivery of Shares

Subject to any necessary consents, the execution of any relevant agreements or documents by the Participant, as determined by the Compensation Committee, and to compliance by the Participant with these Rules, the Company shall, as soon as reasonably practicable and in any event not later than 90 calendar days after the Vesting Date of an Award, issue to the Participant, or procure the transfer to the Participant of, the number of Shares in respect of which the Award has Vested (subject to rule 12). In case of the Shares being issued to the Participant, the par value of the Shares will be fully paid up by way of capitalisation of available reserves of the Company.

Should the Company not have been able to issue the Shares to the Participant in accordance with the above and in the time frame of 90 calendar days after the Vesting Date of an Award because the relevant Participant has not timely executed any relevant agreements or documents as determined by the Compensation Committee, the relevant Award shall automatically and without exception be treated, for the purpose of the Plan, as never having been granted. For the avoidance of doubt, no consideration shall be due from the Company to the Eligible Employee in any such situation.

6	Cessation of employment

6.1       General rule

Subject to the remainder of this Rule 6, an Award may Vest only while the Participant holds an office or employment within the Group and, if a Participant resigns, is dismissed or ceases to hold any such office or employment for any other reason, any Award granted to him which has not Vested shall lapse immediately.  Except where such cessation is for one of the reasons mentioned in Rule 6.2 or 6.3, the Participant shall be deemed to cease to hold such office or employment on the date when he or his employer gives written notice of such cessation.

6.2       Death

Notwithstanding Rules 5.1 and 6.1, if a Participant dies before his Award has Vested the Award shall Vest immediately. The number of Shares in respect of which the Award Vests shall be determined by the Compensation Committee as soon as practicable taking account (i) for any Performance Share Award, the Performance Conditions and any other conditions imposed under Rule 3.1 and shall be reduced pro rata to the proportion of the Performance Period which has elapsed at the date of the Participant’s death, and (ii) for any Deferred Shares Award, the vesting schedule outlined in the Third Schedule to these Rules.

The Company shall issue or procure the transfer to the Participant’s legal personal representatives in accordance with Rule 5.2 (and, if applicable, Rule 12) the number of Shares in respect of which the Award has Vested.

6.3       Injury, disability, retirement etc

Notwithstanding Rules 5.1 and 6.1, if a Participant ceases to hold any office or employment within the Group before his Award has Vested by reason of:

(a)	injury, ill health or disability;

(b)	early retirement;

(c)	retirement at or after the age at which he is entitled to retire under the applicable legislation;

(d)	the Participant being employed by a company which ceases to be a member of the Group;

(e)	the Participant being employed in an undertaking or part of an undertaking which is transferred to a person who is not a member of the Group; or

(f)	any other special circumstances, at the discretion of the Compensation Committee the Award shall Vest on a date determined by the Compensation Committee, which shall be no earlier than the date of such cessation and no later than the normal Vesting Date specified in the Award Agreement.  The number of Shares in respect of which the Performance Share Award Vests shall be determined by the Compensation Committee as soon as practicable taking account of the Performance Conditions and any other conditions imposed under Rule 4.1 and shall be reduced pro rata to the proportion of the Performance Period which has elapsed at the date of such cessation. The number of Shares in respect of which the Deferred Share Award Vests shall be determined by the Compensation Committee in accordance with the Vesting schedule for the Deferred Shares Awards outlined in the Third Schedule to these Rules.

The Company shall issue to the Participant, or procure the transfer to the Participant of, the number of Shares in respect of which the Award has Vested, in accordance with Rule 5.2 (and, if applicable, Rule 12).

7	Corporate events

7.1       General offer for Company

Notwithstanding Rule 5.1 but subject to Rule 7.2, if in the judgement of the Compensation Committee, the Control of the Company changes, all Awards shall Vest with effect immediately before such change of Control occurs.  The number of Shares in respect of which each Performance Share Award Vests shall be determined by the Compensation Committee as soon as practicable taking account of the Performance Conditions and any other conditions imposed under Rule 4.1 and shall be reduced pro rata to the proportion of the Performance Period which has elapsed at the date when such Control is obtained. The number of Shares in respect of which the Deferred Share Award Vests shall be determined by the Compensation Committee in accordance with the Vesting schedule for the Deferred Shares Awards outlined in the Third Schedule to these Rules.

If the change of Control is made by way of the absorption of the Company by another company or entity, by means of a legal merger or otherwise, the Compensation Committee may resolve that an Award shall not Vest in accordance with the previous paragraph, subject to the Compensation Committee instead procuring that the Award be replaced by the grant of an award over shares in such company or entity, which, in the opinion of the Compensation Committee, is substantially equivalent, in value and in terms and conditions, to the Award, it being understood that such undertaking shall be assigned to the absorbing company or entity.

If all or substantially all the assets and liabilities of the Company are transferred to one (or more) company or entity, which is not under the Control of the Controlling Shareholder, the Compensation Committee may resolve that all Awards shall Vest in accordance with the first paragraph of this Rule 7.1.  Alternatively, the Compensation Committee may resolve that an Award shall not Vest, but that instead it shall procure that the Award be replaced by the grant of an award over shares in such other company or entity, which, in the opinion of the Compensation Committee, is substantially equivalent, in value and in terms and conditions, to the Award, it being understood that such undertaking shall be assigned to the absorbing company or entity.

The Company shall issue to the Participant, or procure the transfer to the Participant of, the number of Shares in respect of which the Award has Vested, in accordance with Rule 5.2.

7.2       Reorganisation not involving a change in Control

If as a consequence of a reorganisation, (i) a company (or a similar entity) owns more than 90 per cent of the Shares of the Company, and (ii) the Controlling Shareholder still has Control of the Company, the Compensation Committee may resolve that all Awards shall Vest immediately in accordance with the terms of Rule 7.1. If all the Awards do not Vest immediately, the Compensation Committee shall procure that all the Awards be replaced by the grant of an awards over shares in the company (or similar entity) owning more than 90 per cent of the Shares of the Company, which, in the opinion of the Compensation Committee, is substantially equivalent, in value and in terms and conditions, to the Awards.

In the event that as a consequence of a reorganisation, (i) (a) the Company is absorbed by another company by means of a legal merger or otherwise or (b) the Company is divided into two or more companies (or similar entities) by means of a legal de-merger, a contribution of all its assets and liabilities or otherwise, (ii) the Award Agreements are assigned to any of this/these companies or other entities and (iii) the Controlling Shareholder has Control of this/these companies or other entities, the Compensation Committee shall make reasonable efforts to procure that all the Awards be replaced by the grant of an award over shares in this/these company or entity, which, in the opinion of the Compensation Committee, is substantially equivalent, in value and in terms and conditions, to the Awards, it being understood that such undertaking shall be assigned to this/these company or entity by the Company together with its assets and liabilities.

7.3       Notification of Participants

The Compensation Committee shall, as soon as reasonably practicable, notify each Participant of the occurrence, or the likely occurrence, of any of the events referred to in this Rule 7 and explain how this affects his Award.

8	Lapse of Award

An Award shall lapse on the earliest of:

(a)
the Compensation Committee determining that the Performance Conditions or any further conditions imposed under Rule 4.1 have not been satisfied neither in whole nor in part in relation to any Performance Share Award and can no longer be satisfied either in whole or in part;

(b)	subject to Rule 6, the Participant ceasing to hold an office or employment within the Group;

(c)	the replacement of the Award under Rule 7 (for the avoidance of doubt, this paragraph will not cause any replacement award to lapse);

(d)	the date on which a resolution is passed or an order is made by the court for the winding up of the Company;

(e)	the date on which the Participant becomes bankrupt, enters into a compromise with his creditors generally or purports to transfer, charge or otherwise alienate the Award;

(f)	any other event set out in these Rules.

9	Variation of share capital

9.1       Power to amend Award

In the event of a Variation or the payment of a dividend by the Company, the terms of any outstanding Award may be amended in such manner with respect to the number of Shares subject to the Award as the Compensation Committee shall determine to be fair and reasonable, having consulted the Company’s professional advisers as appropriate.

9.2       Notification of Participants

The Compensation Committee shall, as soon as reasonably practicable, notify each Participant of any adjustment made under this Rule 9 and explain how this affects his Award.

10	Share capital limit

10.1     Limit to number of new Shares

An Award may not be granted if the result would be that the aggregate number of Shares issued or issuable under Awards granted under the Plan would exceed 5 million Shares (adjusted for any Variations).

10.2     Clarification of limit

For the purpose of the limits contained in Rule 10.1:

(a)	there shall be disregarded any Shares which have been purchased, or the Compensation Committee has determined will be purchased, in order to satisfy an Award;

(b)	there shall be disregarded any Shares subject to an Award which has lapsed, been renounced or otherwise become incapable of Vesting; and

(c)
any Shares issued to a Participant following the Vesting of an Award shall be taken into account once only (when the Award is granted) and shall not fall out of account when the Shares are issued to the Participant.

11	Shares issued under Plan

11.1     Rights attaching to Shares

All Shares issued to Participants under the Plan (whether directly to the Participant or indirectly via a trustee or other intermediary) shall, as to voting, dividend, transfer and other rights, including those arising on a liquidation of the Company, rank equally in all respects and as one class with the Shares of the same class in issue at the date of issue save as regards any rights attaching to such shares by reference to a record date prior to the date of such issue.

11.2     Availability of Shares

The Board shall make reasonable efforts to, at all times, have the authority under the articles of association of the Company to (i) issue Shares to satisfy all Awards which the Compensation Committee has determined will be satisfied by the issue of Shares (whether directly to the Participant or indirectly via a trustee or other intermediary) and (ii) to waive the preferential subscription rights of the existing shareholders of the Company with respect to the issue of Shares to satisfy the grant of any such Awards by the Company.  Prior to making an Award which will be satisfied by the transfer of Shares, the Compensation Committee shall ensure that the Company has obtained the agreement of a trustee or other intermediary on the procedures for funding the acquisition of and delivery of such Shares.

12	Tax and social security withholding

Where, in relation to an Award granted under the Plan to a Participant the size of which has been proportional to an Annual Base Salary determined by reference to the annual gross cash amount paid to the Participant, a member of the Group is liable, or is in accordance with current practice believed by the Company to be liable, to account to any revenue or other authority for any sum in respect of any tax or social security liability of the Participant, the number of Shares subject to an Award which has Vested to be issued to the Participant shall be decreased by such a number of Shares the aggregate  Market Value of which equal an amount sufficient to discharge the liability. Alternatively, the Participant may, by agreement with the member of the Group, enter into some other arrangement to ensure that such amount is available to the Group (whether by authorising the sale of some or all of the Shares subject to his Award and the payment to the member of the Group of the requisite amount out of the proceeds of sale or otherwise).

Where, in relation to an Award granted under the Plan to a Participant the size of which has been proportional to an Annual Base Salary determined by reference to the annual net cash amount paid to the Participant, a member of the Group or the Participant is liable, or is in accordance with current practice believed by the Company to be liable, to account to any revenue or other authority for any sum in respect of any tax or social security liability of the Participant, the relevant member of the Group or the Company will discharge this liability.

13	Contractual rights

Notwithstanding any other provision of the Plan:

(a)	the Plan shall not form part of any contract of employment between any member of the Group and an Eligible Employee;

(b)	unless expressly so provided in his contract of employment, an Eligible Employee has no right to be granted an Award;

(c)
the benefit to an Eligible Employee of participation in the Plan (including, in particular but not by way of limitation, any Awards held by him) shall not form any part of his remuneration or count as his remuneration for the purpose of any employer’s contribution to any pension or other benefit scheme operated by a member of the Group; and

(d)
if an Eligible Employee ceases to hold an office or employment within the Group, he shall not be entitled to compensation for the loss of any right or benefit or prospective right or benefit under the Plan (including, in particular but not by way of limitation, any Awards held by him which lapse by reason of his ceasing to hold an office or employment within the Group) whether by way of damages for unfair dismissal, wrongful dismissal, breach of contract or otherwise.

By accepting the grant of an Award and not renouncing it, a Participant is deemed to have agreed to the provisions of this Rule 13.

14	Administration

14.1     Compensation Committee responsible for administration

The Compensation Committee shall be responsible for, and shall have the conduct and the administration of the Plan. The Compensation Committee may from time to time make or amend regulations for the administration of the Plan provided that such regulations shall not be inconsistent with these Rules.

14.2     Compensation Committee’s decision final and binding

The decision of the Compensation Committee shall be final and binding in all matters relating to the conduct and administration of the Plan, including but not limited to the resolution of any dispute concerning, or any inconsistency or ambiguity in, these Rules or any document used in connection with the Plan.

14.3     Discretionary nature of Awards

All Awards shall be granted entirely at the discretion of the Compensation Committee.

14.4     Provision of information

The Participant shall provide to a member of the Group as soon as reasonably practicable such information as the member of the Group reasonably requests for the purpose of complying with its tax and social security withholding and reporting obligations.

14.5     Shareholder communications

The Company may send to Participants copies of any notice or other document sent by the Company to its shareholders generally without being however obliged to do so.

14.6     Costs

The costs of introducing, conducting and administering the Plan shall be met by the Company. The Company shall be entitled, if it wishes, in its absolute discretion, to charge an appropriate part of such costs to another member of the Group. The Company shall also be entitled, if it wishes, in its absolute discretion, to charge to another member of the Group the cost of issuing Shares under the Plan to a Participant employed by that member as well as the aggregate Share Grant Price of the Shares issued under the Plan to a Participant employed by that member.

14.7     Variation of Plan for foreign territories

The Compensation Committee may make such modifications to the Plan as are necessary or expedient to take account of local tax, exchange control, securities laws or other regulations in any jurisdiction (a “Modified Plan”).  The limit on the number of Shares which may be subject to Awards as set out in Rule 10 shall apply so as to limit the number of Shares which may be made subject to Awards granted under a Modified Plan and Shares subject to Awards granted under a Modified Plan shall be included for the purpose of the limit set out in Rule 10.

15	Amendments

15.1     Power to amend Rules

The Compensation Committee may from time to time amend these Rules.  No such amendment shall adversely affect the rights of an existing Participant, except as provided herein, including notably in Rule 15.2.

15.2     Rights of existing Participants

Without prejudice to the terms of Rule 4.2, the Compensation Committee may resolve to propose to amend the terms of an Award Agreement to which a Participant is a party.  The proposal shall be made by notice in writing to the Participant and such notice shall specify the period within which the Participant must accept or refuse the proposal.

If the Company has not received from the Participant a written notice pursuant to which the proposal is accepted or rejected before or on the last day of the period of acceptance, the Participant will be deemed to have rejected the proposal.

If the Participant rejects the proposal, the Company shall have the right to terminate the Award Agreement to which the Participant is a party, with immediate effect, within a period of 6 months starting on the last day of the period of acceptance.

If the Participant accepts the proposal, the Award shall then take effect subject to terms and conditions of the Award Agreement as amended in accordance with this Rule 15.2.

16	Notices

16.1     Notice by Company

Save as provided for by law any notice, document or other communication given by, or on behalf of, the Company to any person in connection with the Plan shall be deemed to have been duly given if delivered by hand or sent by e-mail or fax to him at his place of work, if he is employed within the Group if sent by e-mail to such e-mail address as may be specified from time to time, or sent through the post in a pre-paid envelope to the postal address last known to the Company to be his address and, if so sent, shall be deemed to have been duly given on the third calendar day after the date of posting.

16.2     Deceased Participants

Save as provided for by law any notice, document or other communication so sent to a Participant shall be deemed to have been duly given notwithstanding that such Participant is then deceased (and whether or not the Company has notice of his death) except where his personal representatives have established their title to the satisfaction of the Company and supplied to the Company an e-mail or postal address to which notices, documents and other communications are to be sent.

16.3     Notice to Company

Save as provided for by law any notice, document or other communication given to the Company in connection with the Plan shall be delivered by hand or sent by e-mail, fax or post to the Company Secretary at the Company’s registered office or such other e-mail or postal address as may from time to time be notified to Participants but shall not in any event be duly given unless it is actually received at the registered office or such e-mail or postal address.

17	Governing law and jurisdiction

The formation, existence, construction, performance, validity and all aspects whatsoever of the Plan, any term of the Plan and any Award granted under it shall be governed by the laws of the Grand-Duchy of Luxembourg.  The courts of Luxembourg City shall have jurisdiction to settle any dispute which may arise out of, or in connection with, the Plan.